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                                                                     EXHIBIT 2.2



                               MORGAN KEEGAN, INC.
                            Fifty North Front Street
                            Memphis, Tennessee 38103

                                December 17, 2000


Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203

Attention:     Carl E. Jones, Jr.
               President and Chief Executive Officer

Ladies and Gentlemen:

         We refer to the Agreement and Plan of Merger (the "Agreement") of even date herewith between Regions Financial Corporation ("Regions") and Morgan Keegan, Inc. ("Morgan"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

         In order to induce Regions to enter into the Agreement, and in consideration of Regions' undertaking of efforts in furtherance of the transactions contemplated thereby, Morgan agrees as follows:

         1. Representations and Warranties. Morgan hereby represents and warrants to Regions that Morgan has all requisite corporate power and authority to enter into this letter agreement (the "Termination Fee Agreement") and to perform its obligations set forth herein. The execution, delivery and performance of this Termination Fee Agreement have been duly and validly authorized by all necessary corporate action on the part of Morgan. This Termination Fee Agreement has been duly executed and delivered by Morgan.

         2. Termination Fee. (a) Unless a Nullifying Event shall have occurred and be continuing at the time the Agreement is terminated, in the event that (i) the Agreement shall have been terminated by Regions pursuant to Section 10.1(c) (but only in the event of a breach by Morgan of its obligations under Sections 8.1 and 8.7), or 10.1(d)(ii) thereof (any such termination referred to in this clause (i) being hereinafter referred to as a "Covered Termination"),
(ii) prior to or concurrently with a Covered Termination, a First Trigger Event (as such term is defined below) shall have occurred, and (iii) prior to, concurrently with or within 12 months after a Covered Termination an Acquisition Event (as such term is defined below) shall have been publicly announced, Morgan shall pay to Regions a cash fee of $25 million. Such fee shall be payable in immediately available funds on or before the second business day following the consummation of such Acquisition Event, irrespective of whether the date of consummation is more than 12 months after a Covered Termination, provided that in the event Morgan enters into a definitive agreement with respect to an Acquisition Event, such fee shall be payable in immediately available funds on or before the second business day following the execution of such definitive agreement by Morgan.

                  (b) As used herein, a "First Trigger Event" shall mean the occurrence of any of the following events:

                           (i)      Morgan's Board of Directors shall have
failed to approve or recommend the Agreement or the Merger, or shall have withdrawn or modified


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in a manner adverse to Regions its approval or recommendation of the Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing;

                           (ii)     Morgan or any Significant Subsidiary (as
such term is defined below), or the Board of Directors of Morgan or a Significant Subsidiary, shall have recommended that the stockholders of Morgan approve any Acquisition Proposal (as such term is defined below) or shall have entered into an agreement with respect to, authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

                           (iii)    the Agreement shall not have been approved
at a meeting of Morgan stockholders which has been held for that purpose prior to termination of the Agreement in accordance with its terms, if prior thereto it shall have been publicly announced that any person (other than Regions or any of its Subsidiaries) shall have made, or disclosed an intention to make, an Acquisition Proposal;

                           (iv)     any person (together with its Affiliates and
associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) other than Regions and its Subsidiaries shall have acquired beneficial ownership (as such term is used for purposes of Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Morgan or a Significant Subsidiary; or

                           (v)      following the making of an Acquisition
Proposal, Morgan shall have intentionally breached any covenant or agreement contained in the Agreement such that Regions would be entitled to terminate the Agreement under Section 10.1(c) thereof (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Agreement.

                  (c) As used herein, "Acquisition Event" shall mean the public announcement of an agreement (or in the case of clause (C), the public announcement of a purchase, tender offer, or exchange offer) involving any transaction described in clauses (A), (B), or (C) of the definition of "Acquisition Proposal," except that the percentage reference contained in clause
(C) of such definition shall be 50% instead of 20%.

                  (d) As used herein, "Acquisition Proposal" shall mean after the date hereof any (i) publicly announced proposal, (ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than Regions or any of its Subsidiaries: (A) a merger or consolidation, or any similar transaction, involving Morgan or any Significant Subsidiary (other than mergers, consolidations or similar transactions involving solely Morgan and/or one or more wholly-owned Subsidiaries of Morgan and other than a merger or consolidation as to which the common stockholders of Morgan immediately prior thereto in the aggregate own at least 60% of the common stock of the publicly held surviving or successor corporation (or any publicly held ultimate parent company thereof) immediately following consummation thereof); (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Morgan or any Significant Subsidiary; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Morgan or any Significant Subsidiary.

                  (e) As used herein, "Nullifying Event" shall mean the following event occurring and continuing at a time when Morgan is not in material breach of any of its covenants or agreements contained in the
Agreement: Regions shall


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be in breach of any of its covenants or agreements contained in the Agreement such that Morgan shall be entitled to terminate the Agreement pursuant to
Section 10.1(c) thereof (without regard to any grace period provided for therein).

                  (f) As used herein, "Significant Subsidiary" shall mean a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, of Morgan.

         3. To the extent that Morgan is prohibited by applicable law or regulation, or by administrative actions or policy of a federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required to be paid by Morgan herein in full, it shall immediately so notify Regions and thereafter deliver or cause to be delivered, from time to time, to Regions, the portion of the payments required to be paid by it herein that it is no longer prohibited from paying, within five business days after the date on which Morgan is no longer so prohibited; provided, however, that if Morgan at any time is prohibited by applicable law or regulation, or by administrative actions or policy of a federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required hereunder in full, it shall (i) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments,
(ii) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Regions with copies of the same, and (iii) keep Regions advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same.

         4. In the event of an Acquisition Event and the payment by Morgan of the fee provided for in Section 2 hereof, Regions shall have the right to no further remedy from Morgan as a result of the termination of the Agreement and the consummation of an Acquisition Event.

         5. Except where federal law specifically applies, this Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to conflicts of laws principles thereof.

         6. This Termination Fee Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7. Nothing contained herein shall be deemed to authorize Morgan or Regions to breach any provision of the Agreement.

         8. The provisions of this Termination Fee Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

         Please confirm your agreement with the understanding set forth herein by signing and returning to us the enclosed copy of this Termination Fee Agreement.

                               Very truly yours,

                               MORGAN KEEGAN, INC.


                               By: /s/ Allen B. Morgan, Jr.
                                   -------------------------------------
                                   Allen B. Morgan, Jr.
                                   Chairman and Chief Executive Officer

Accepted and agreed to as of
the date first above written:

REGIONS FINANCIAL CORPORATION

By:   /s/  Carl E. Jones, Jr.
      --------------------------------------
      Carl E. Jones, Jr.
      President and Chief Executive Officer